Exhibit 99.2

April 17, 2023

Murphy Canyon Acquisition Corp.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Consent to Reference in Registration Statement

Murphy Canyon Acquisition Corp. (the “Company”) has filed a registration statement on Form S-4, as amended, with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the Company following the effective time of the business combination described in this registration statement.

Sincerely,

/s/ David Tapolczay
David Tapolczay